                                                                   Exhibit 10.36




                                 HOLOGIC, INC.


                      UNITED STATES DISTRIBUTION AGREEMENT
                (EXCLUSIVE - SAHARA PRODUCT LINE/ UNITED STATES)


This Agreement is made as of October 1, 1997 (the "Effective Date") by and between:

HOLOGIC, INC., a corporation organized under the laws of the State of Delaware, which has a usual place of business at 590 Lincoln Street, Waltham, Massachusetts 02154, United States of America, its subsidiaries and affiliates (hereinafter "Hologic") and

PHYSICIAN SALES AND SERVICE, INC., a corporation which has a usual place of business at 4345 Southpoint Boulevard, Jacksonville, Florida 32216, its subsidiaries and affiliates (not including Diagnostic Imaging, Inc., or its subsidiaries) (hereinafter referred to as "Distributor").

1.  Facts.
    -----

     Hologic designed and created the SAHARA Product as hereinafter defined, and is the owner of all trade secret, trademark, patent, and other intellectual property rights associated with the SAHARA Product. Distributor desires to obtain certain rights for PSS to act as distributor for its SAHARA Product line for resale to certain Target Customers in the Territory for the Term of this Agreement, as these terms are hereinafter defined.

2.  Definitions.

     (a) "SAHARA Product," as used in this Agreement, means the items described in Exhibit A, which is attached hereto and incorporated herein, together with Successor Products as defined in Section 5(a) hereto.

     (b) "Target Customers," as used in this Agreement, means the persons and entities to whom the Distributor is authorized to sell in the Territory, not including Reserved Customers, as said Target Customers are described in Exhibit C which is attached hereto and incorporated herein..

     (c) "Reserved Customers," as used in this Agreement, means the persons and entities to whom the Distributor is NOT authorized to sell, and which Reserved Customer are reserved for Hologic or third party sales, as said Reserved Customers are described in Exhibit C which is attached hereto and incorporated herein.

     (d) "Territory," as used in this Agreement means the respective geographic areas described in Exhibit C which is attached hereto and incorporated herein.

3.  Exclusive Distribution Rights.
    -----------------------------

     (a) Subject to the terms of this Agreement, Hologic hereby grants to Distributor an EXCLUSIVE license to distribute its SAHARA Product solely to Target Customers as described in Exhibit C in the Territory provided that Hologic reserves the right to market, sell and license SAHARA Product for placement at Target Customers in the Territory (including without limitation through its affiliates, third-party pharmaceutical manufacturers, and with the assistance of sales agents), in accord with the terms set out in Exhibit C hereto. Hologic also reserves the right to market, sell, and license SAHARA Product directly or indirectly to Reserved Customers inside (and outside) of the Territory. Distributor shall not market, sell, license or accept orders from Reserved Customers, or for installation outside of the Territory without the advance written consent of Hologic. Distributor's rights pursuant to this
Section 3(a) may be sublicensed to subdistributors in the Territory only with Hologic's prior written consent, which consent may be withheld for any reason.

     (b) Subject to the terms of this Agreement, Hologic hereby grants Distributor (but not their subdistributors) a non-exclusive, non-transferable license to represent themselves as an "Authorized Distributor" of the SAHARA Product and to use Hologic trademarks identified in Exhibit D (attached hereto and incorporated herein) in connection therewith.

4.  Obligations of Distributor.
    --------------------------

     Distributor shall:

     (a) Establish for each year period of the Term, commencing as of the Effective Date, a mutually agreed Sales Target, together with a Product Plan with quarterly targets and milestones, noting significant actions necessary to accomplish the said Sales Target, comply with the Product Plan, and use its best efforts to meet said Sales Target.

     (b) Use its best efforts to market and sell, at least as aggressively as it does similar products, the SAHARA Product to Target Customers in the Territory.

     (c) During the Term of this Agreement, not represent or offer for sale, or enter into any negotiation or discussion with any third party to represent or offer for sale, any product or device directly competitive with the SAHARA Product, including Dual X-Ray Absorptiometry ("DXA"), peripheral DXA, bone ultrasound, Single X-Ray Absorptiometry ("SXA"), Radiological Absorptiometry ("RA"), or Quantitative Computed Tomography ("QCT") bone devices (hereafter "Competitive Product").

     (d) Meet with and provide Hologic with a written business report on a quarterly basis, describing its sales and marketing activities for the preceding quarter and providing a forecast and summary of marketing and promotional activities scheduled for the next quarter.

     (e) Not incur any liability on behalf of Hologic, nor in any way pledge or purport to pledge Hologic's credit; nor describe or hold itself out as an employee of Hologic; nor describe

                                      -2-
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itself other than as a distributor of the SAHARA Product; nor make any claims, warranties or representations with respect to the SAHARA Product except such which have been previously approved in writing by Hologic; and

     (f) Not distribute advertising or other printed matter created by Distributor referring to the SAHARA Product without the specific prior approval in writing of Hologic with regard to the form, manner, extent and wording of each such item of advertising and printed matter. Advertising copy, brochures, promotional materials and manuals provided to Distributor by Hologic shall be deemed to be so approved by Hologic, unless Hologic otherwise informs Distributor in writing. All advertising by Distributor shall be without recourse to Hologic for any expense incurred unless such expense shall have been specifically authorized in writing by Hologic.

5.  Obligations and Rights of Hologic.
    ---------------------------------

     (a) Hologic will continue to offer for sale the SAHARA Product, or a Successor Product, for the term of this Agreement. Hologic reserves the right, in its absolute and sole discretion, at any time and from time to time, to modify, alter or improve the SAHARA Product, or to discontinue the SAHARA Product (provided that it offers for sale a Successor Product), always providing Distributor with reasonable notice thereof, using its best commercial efforts to provide Distributor with a minimum of 90 days notice. The term "Successor Product," as used in this Agreement shall mean all products sold by Hologic in the Territory to Target Customers utilizing ultrasound technology (but not x-ray or other technologies) to analyze bone structure for the purpose of assisting in the diagnosis of bone disease or other bone conditions in humans, including replacements for and enhancements to the SAHARA Products listed on Exhibit A hereto.

     (b) Hologic shall supply Distributor with (i) reasonable quantities of brochures, other promotional materials, and manuals for the SAHARA Product; and
(ii) the artwork and mechanicals required to support Distributor's production of its brochures and other promotional materials. Such materials shall be in English and shall be provided free of charge.

     (c) Hologic will provide such other marketing incentive programs as Hologic may, in its sole discretion, determine.

     (d) Prior to any Hologic announcement for sale in the Territory of any new product line directed primarily at Target Customers in the Territory (most particularly any biochemical marker product) (and prior to entering into distribution agreements relating thereto) Hologic will provide Distributor with information as to its general marketing and sales goals for said new product line, in order that Distributor may provide to Hologic a proposal to distribute said product line under the terms of this Agreement or such other terms as may be appropriate.

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6.  Prices, Payment, and Shipping.
    -----------------------------

     (a) Hologic's current Distributor Prices (F.O.B. customer (two day delivery - air or ground shipment at Hologic's option)) are as set forth in Exhibit A-1 hereto. Expenses associated with Hologic compliance with any request for any other method of packaging or shipping will be Distributor's sole responsibility. At any time after one (1) year following the Effective Date of this Agreement, Hologic may change its Distributor Prices at its sole discretion upon ninety (90) days advance written notice. SAHARA Product ordered before, but shipped after the effective date of any price change shall be charged for at the lower of the price before and after said change.

     (b)  RESERVED - SUBSECTION NOT USED.

     (c) Payment for all SAHARA Product ordered (and shipping services provided) shall be due as specified on Exhibit A hereto.

     (d) Distributor will pay or reimburse Hologic for any taxes, however designated, arising from or based upon Hologic's sale of the SAHARA Product to Distributor, this Agreement, the licenses granted pursuant to this Agreement, or Distributor's use or sale of the SAHARA Product ("Taxes"), but not including any income or corporate excise tax assessed against, or levied on, Hologic. If applicable, Distributor shall furnish Hologic with whatever certificates or other instruments may be necessary or appropriate to evidence that Hologic's sales of the SAHARA Product to Distributor are not subject to Taxes under applicable law.

     (e) Distributor shall order SAHARA Product by submitting a written purchase order, which order shall be valid solely for the purpose of identifying SAHARA Product ordered, prices, and requested delivery date(s); no other terms on any such purchase order shall be valid or a part of the agreement between Hologic and Distributor. Distributor shall provide at the same time such documents executed by the customer as Hologic deems necessary to evidence the customer's acceptance of Hologic's software and warranty terms, (Hologic's current form to be attached as Exhibit E hereto). Hologic will confirm by Sales Order Acknowledgment, the delivery dates for ordered SAHARA Product, and shall use reasonable efforts to meet Distributor's requested delivery dates, but shall not have any liability for failure to do so. Orders shall contain no variations from Hologic's standard product offering or description without Hologic's advance written consent. While Hologic shall have the right in its sole discretion to refuse to accept any order, before doing so it shall consult with Distributor as to its reasons for doing so; and in no case shall any Hologic refusal to accept any such order be used in conjunction with Sales Targets outlined in Attachment B as grounds for termination.

7.  Independent Contractor - Expenses.

     (a) Distributor is engaged in business as an independent distributor, and the parties acknowledge and agree that Distributor, in the performance of its duties and obligations pursuant to this Agreement, shall be acting as an independent contractor and not as an employee, agent or sales representative of Hologic.

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     (b)  Distributor shall bear all expenses incurred by it in acting hereunder, including (without limiting the generality of the foregoing) all office expenses, traveling and entertainment expenses, postage and salaries of its salesmen and its other personnel, as well as all advertising and promotional expenses except as provided in Section 5 hereof.

8.  Term.
    ----

     (a) This Agreement shall commence on the Effective Date hereof, shall extend for a period of two (2) years following the date of first approval by the United States FDA for sale of the Product in the United States ("FDA Approval") (the "Term"), and shall expire on the second anniversary date of FDA Approval. The parties may extend this Agreement by mutual consent in writing at any time prior to its expiration.

     (b)(i) Either party may terminate this Agreement for cause upon the material breach of any provision of this Agreement by the other party, effective ninety (90) days following receipt of written notice by the other party and opportunity to cure. Beginning six months after FDA Approval, if Distributor does not meet its Minimum Sales Target as specified in Exhibit B for any quarter period, the parties shall consult as to the reasons therefor, and for thirty
(30) days following the end of such quarter, Hologic may terminate this Agreement for cause on sixty (60) days advance written notice.

     (b)(ii) Either party may terminate this Agreement without cause and for no reason, effective one-hundred eighty (180) days following receipt of written notice by the receiving party.

     (c) Notwithstanding the foregoing, this Agreement shall terminate (i) without notice, effective immediately, in the event of the bankruptcy or insolvency of Distributor, or in the event Distributor enters into a composition with its creditors, or (ii) upon notice, effective immediately, if Distributor undergoes a Change In Its SAHARA Management or (iii) upon notice, effective immediately, if Distributor becomes Controlled By any developer, manufacturer, seller or marketer of a Competitive Product. For purpose of this provision, a "Change In Its SAHARA Management" shall be deemed to have occurred if Distributor makes a change in its senior officers with responsibility for sales and marketing of the SAHARA Product, which in the opinion of Hologic after consultation with Distributor will reduce or impair said sales and marketing of the SAHARA Product (c); and the term "Controlled By" shall be deemed to mean the acquisition, directly or indirectly, of twenty percent (20%) or more of any class of voting securities of the subject company, or the right to elect or appoint one or more members of the board or directors or management thereof, or the capability to exert a controlling influence on any management policy.

     (d)(i) Immediately upon expiration or termination of this Agreement by either party, Distributor will discontinue marketing the SAHARA Product, and Hologic will repurchase all of Distributor's remaining inventory of the SAHARA Product at the invoice price. Distributor will prepare and provide to Hologic within fifteen (15) days of any such expiration or termination a list of all then-active prospective customers and the type and amount of SAHARA Product

                                      -5-
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expected to be sold to said customers during the six month period following the effective date of expiration or termination of this Agreement. For said six month period, so long as Distributor is in compliance with the terms of this Section, Hologic will honor any orders placed by Distributor for drop shipment during said period to said customers, at prices no less favorable to Distributor than Hologic's prices to other distributors for similar quantities of SAHARA Product under similar terms and conditions, and subject to the provisions of this Agreement.

     (d)(ii) If Distributor terminates this Agreement pursuant to Section 8(b)(ii) without cause, or if Hologic terminates this Agreement pursuant to
Section 8(b)(i) for cause, Distributor shall not represent, attempt to sell, or solicit orders for, any Competitive Product for one hundred eighty (180) days following said termination of this Agreement.

     (e) Upon expiration or termination of this Agreement, Distributor shall promptly return to Hologic all technical information and literature relating to SAHARA Products, including price lists, samples, documents and papers that may have been supplied to Distributor by Hologic.

9.  Customer Support and Warranties.
    -------------------------------

     (a) Except as provided In Exhibit F hereto, Hologic shall be solely responsible for customer support and warranty service for all SAHARA Product purchased pursuant to this Agreement in accord with the terms set forth on
Exhibit E hereto.   Unless otherwise agreed in writing in advance, Hologic shall be solely responsible for all claims, suits, or other legal proceedings founded upon on any allegation of breach of customer support, warranty or product liability relating to SAHARA Product purchased pursuant to this Agreement in, except insofar as any such claim may be founded on Distributor's responsibilities pursuant to this Agreement (including Exhibit F), or on Distributor's breach of this Agreement, willful act or negligence ("Product Claim"). Provided that Distributor gives Hologic prompt written notice of any such Product Claim, and that Distributor cooperates fully with Hologic's defense thereof and does not enter into any settlement or other voluntary resolution of such Product Claim, Hologic will indemnify and hold Distributor harmless from and against any loss, cost, damage, or other expenses incurred by Distributor as a result of such Product Claim. This indemnification provision shall be null and void and Hologic shall have no liability to the extent that any such Product Claim is based on any use of the SAHARA Product in accord with Distributor directions or claims not approved in writing by Hologic, or if the SAHARA Product has been modified or tampered with in any way by or with Distributor's approval without the express written consent of Hologic, or if Distributor, or any of its subsidiaries or affiliates, have any interest in said Product Claim. Hologic shall cause Distributor to be named as an additional named insured on its product liability and excess liability insurance policies relating to its SAHARA and Successor Products.

     (b) Except as expressly set forth herein, or in Hologic's warranty accompanying the SAHARA Products as packaged and shipped by Hologic (and accordingly subject to all conditions and limitations set forth therein), HOLOGIC MAKES, AND DISTRIBUTOR AND ITS CUSTOMERS RECEIVE, NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING

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WITHOUT LIMITATION NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
PURPOSE OR AGAINST INFRINGEMENT.

10.  Software License and Intellectual Property Rights
     -------------------------------------------------

     (a) Under this Agreement, computer software ("Software") may be delivered in printed or machine-readable form. Title to the Software, including all patents, copyrights and property rights applicable thereto, and all foreign language versions thereof (whether prepared by Distributor or Hologic or a third party), shall at all times remain with Hologic. Software is valuable to Hologic and shall be treated as confidential information subject to the Confidential Information provisions of this Agreement. Distributor shall maintain all copyright, proprietary and other notices on the Software, and shall not decompile, disassemble or reverse engineer the Software, and shall not make it available to any party except employees using the Software as part of their duties.

     (b) Subject to the provisions of Article 10(a) hereof, Distributor is granted a non-exclusive royalty-free license to use Software for the Term of this Agreement solely on scanning equipment purchased under this Agreement and on which the Software is first installed, for performing and analyzing scans acquired on said equipment, and for no other purpose or business. No license is provided to use Software for multi-site quality control or data review purposes.

     (c) Subject to the provisions of Article 10(a) hereof, Distributor is granted a non-exclusive royalty-free license for the Term of this Agreement to transmit Software with equipment purchased hereunder to its customers solely for operation of scanning equipment purchased from Distributor and on which the Software is first installed, provided that such customer first agrees in writing to be bound by terms and conditions set out in Exhibit E hereto. Hologic shall have the right to audit Distributor's compliance with this subsection upon reasonable notice. Distributor shall promptly notify Hologic of any violation of any license or sublicense or suspected misuse of Software in the Territory, and take all reasonable steps to cure said violation or misuse. Except as expressly provided by this section, Distributor has no right to use, sell, assign, transfer, copy or sublicense Software.

11.  Infringement.

     In the event that any claim, suit, or other legal proceeding is threatened or commenced against Distributor that is founded, in whole or in part, on an allegation that the SAHARA Product infringes any trade secret, trademark, patent or other intellectual property rights belonging to a third party, Distributor will give Hologic prompt written notice of such legal proceeding and Hologic may elect to assume sole control of the defense to or settlement of such dispute. Distributor shall cooperate fully with Hologic in any defense, settlement or compromise made by Hologic. Distributor shall not enter into any settlement agreement or other voluntary resolution of any such claim, suit, or other legal proceeding without obtaining Hologic's prior written consent thereto. If Distributor has complied with the procedures set forth in this Section

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9(c), Hologic will indemnify and hold Distributor harmless from and against any loss, cost, damage, or other expenses incurred by Distributor as a result of such claim, suit or legal proceeding. If a final injunction is obtained against Distributor's use of the SAHARA Product, or if in the opinion of Hologic the SAHARA Product is likely to become the subject of a successful claim of infringement, Hologic may, at its option and expense, (i) procure for Distributor the right to continue distributing and/or using the SAHARA Product,
(ii) replace or modify the SAHARA Product so that it becomes non-infringing, or
(iii) if neither (i) or (ii) are reasonably available, accept return of SAHARA Product held by Distributor and grant a credit therefor as depreciated, and terminate this Agreement without further obligation or liability. This indemnification provision shall be null and void and Hologic shall have no liability to the extent that any claim is based on any use by or expressly approved by Distributor of the SAHARA Product in combination with any item not supplied or approved for use by Hologic, or if the SAHARA Product has been modified or tampered with in any way by or with Distributor's approval without the express written consent of Hologic, or if Distributor, any of its subsidiaries or affiliates, or customer has any interest in said claim, suit or legal proceeding. or any license to any right so asserted.

12.  LIMITATION OF LIABILITY
     -----------------------

     EXCEPT WITH RESPECT TO CLAIMS PURSUANT TO SECTIONS 4(C), 9, 10, 11, 14, 16 17(c) OR 17(d) HEREOF, NEITHER PARTY BE LIABLE FOR ANY LOSS OF DATA, PROFITS OR USE OF THE SAHARA PRODUCTS, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SAHARA PRODUCT. THIS PROVISION SHALL NOT APPLY TO DISTRIBUTOR CLAIMS AGAINST HOLOGIC FOR DAMAGES INCURRED AND CLAIMED BY DISTRIBUTOR'S CUSTOMERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SAHARA PRODUCT.

13.  Non-assignment.
     --------------

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment or transfer of this Agreement or any of the rights or obligations hereunder by Distributor without the written consent of Hologic shall be void and of no effect.

14.  Confidentiality Provisions.
     --------------------------

     (a) Each party (Receiving Party) agrees that it and its employees, agents and sub-Distributors shall treat and maintain as the disclosing party's (Disclosing Party's) confidential property, and not use or disclose to others during or for a period of three (3) years from the date this Agreement expires or is terminated, any business, financial or technical information, or other information of a confidential or proprietary nature, of or concerning the Disclosing Party,

                                      -8-
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including information regarding the Disclosing Party's plans, programs, plants, processes, products, costs, equipment, operations or customers, (the "Confidential Information") which may come within the knowledge of the Receiving Party or its employees, agents or sub-Distributors in connection with the services performed hereunder, unless in each instance the Receiving Party secures the prior written consent of the Disclosing Party. The terms of this Agreement are agreed to comprise such Confidential Information.

     (b) Without limiting the foregoing, each party agrees that all drawings, specifications, calculations, data, customer lists, memoranda, notes, other material, that contains Confidential Information (collectively, the "Confidential Material") which are made available to a Receiving Party shall not be used except in working for the Disclosing Party and that upon the termination of this Agreement, or at any time upon request, the Receiving Party shall return to the Disclosing Party (or, at the Disclosing Party's election, destroy) all such Confidential Material.

     (c) The obligations set forth in this Section shall not preclude a Receiving Party from using or disclosing in any manner information which is, at the time of use or disclosure, public knowledge other than by a breach of duty by said party, or is disclosed pursuant to any requirement of law or regulation, or an order of a court or governmental agency, provided that the Receiving Party first notifies Disclosing Party and affords it an opportunity to obtain legal protection for the information to be so disclosed, and/or to oppose such order.

15.  Notices.
     -------

     Any notice required or permitted to be given under this Agreement shall be in writing and shall be sufficiently given when delivered in person or deposited in the United States mail (registered or certified) postage prepaid, addressed as follows:

     If to Hologic, addressed to:

          HOLOGIC, Inc.
          590 Lincoln Street
          Waltham, MA  02154 (USA)

          Attention: Mark A Duerst, Vice-President - Sales & Marketing Copy To: Law Department


     If to Distributor, addressed to:

          Physician Sales and Service
          4345 Southpoint Boulevard
          Jacksonville, Florida 32216

          Attention: Douglas Harper, Senior Vice President or to such other addresses as may be specified from time to time in a written notice given by such party. Both parties agree to acknowledge receipt of any notice delivered in person.

16.  Trademarks and Trade Names.
     --------------------------

     (a) Distributor acknowledges that Hologic is the sole owner of the trademarks and trade names which designate and identify the SAHARA Product and business (the "Marks"). Hologic's current Marks associated with the SAHARA Product are listed in Exhibit D hereto.

     (b) Distributor agrees that it may only use those Marks which identify the Product it is authorized to sell and then only to further the promotion and sale of the SAHARA Product such Marks identify. Distributor may only use such Marks in their standard form and style as they appear upon the SAHARA Product or as instructed in writing by Hologic. No other letter(s), word(s), design(s), symbol(s), or other matter of any kind shall be superimposed upon, associated with or shown in such proximity to the Marks so as to tend to alter or dilute them.

     (c) In all advertisements, sales and promotional literature or other printed matter in which any of such Marks appear, Distributor must identify itself by full name and address and state its relationship to Hologic. Every such Mark used or displayed by Distributor must be identified as a Mark owned by Hologic, in a form and manner approved by Hologic.

     (d) On its letterheads, business cards, invoices, statements, etc., Distributor may identify itself as a distributor of the applicable unit of Hologic.

     (e) Distributor agrees that it will never use the Marks or any trademark or trade name of Hologic or its subsidiaries or affiliates, or any simulation of such marks or names as a part of Distributor's corporate or other trading name or designation of any kind.

     (f) Upon expiration or in the event of any termination of this Agreement, Distributor shall promptly discontinue every use of the Marks or any other confusingly similar word or symbol and will also promptly discontinue use of any language stating or suggesting that Distributor is a distributor of Hologic.

17.  Miscellaneous.
     -------------

(a) Section Headings as to the contents of particular paragraphs are for convenience only and are in no way to be construed as part of this Agreement, or as a limitation of the scope of the particular paragraph to which they refer.

(b) Force Majeure. Neither party shall be deemed to be in default pursuant to this Agreement so long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, or any similar cause beyond such party's control.

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

(c) USA Export Controls. Notwithstanding anything contained in this Agreement to the contrary, Distributor agrees not to export, re-export, or knowingly permit the re-exportation of the SAHARA Product to any country now or hereafter included in the US Department of Commerce's list of countries to which exportation of the SAHARA Product is or may be restricted or prohibited, unless that exportation or re-exportation is specifically authorized by a special license issued by the US Office of Export Administration. This provision shall not be interpreted to expand the definition of "Territory" set forth in Section 2 (d) of this Agreement in any way.

(d) Compliance with Laws. Each Party shall comply with all laws, rules, regulations, governmental requirements and industry standards existing in the Territory from time to time with respect to the SAHARA Product and its activities, as well as all applicable laws of the United States, including the Foreign Corrupt Practices Act and regulations promulgated thereunder.

(e) Choice of Law. This Agreement shall, for all purposes, be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, not including its choice of laws provisions or the United Nation Convention on the International Sale of Goods. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, which the parties fail to resolve by agreement, shall be settled by binding arbitration in the Commonwealth of Massachusetts in accordance with the commercial arbitration rules of the American Arbitration Association, applying the laws of the Commonwealth of Massachusetts as provided in this paragraph. Judgment upon any arbitration award so rendered may be entered in any court having jurisdiction, or application may be made to any such court for confirmation of such award or a judicial acceptance of such award, and for an order of enforcement or other legal remedy, as the case may be. If any portion of this Agreement shall be found to be unenforceable, such provision shall be construed by limiting and reducing its effect so as to be enforceable to the full extent compatible with respect to applicable law. The unenforceability of any one clause hereof shall in no way impair the enforceability of any other clause hereof.

(f) Waiver and Severability. Any waiver by either party of any provision of this Agreement shall not be construed or deemed to be a waiver of any other provision of this Agreement nor a waiver of a subsequent breach of the same provision. If any portion of this Agreement shall be found to be unenforceable, such provision shall be construed by limiting and reducing its effect so as to be enforceable to the full extent compatible with respect to applicable law. The unenforceability of any one clause hereof shall in no way impair the enforceability of any other clause hereof.

(g) Entire Agreement. This Agreement contains the entire Agreement of the parties, and supersedes all prior agreements, understandings, representations, conditions, warranties, and covenants, whether oral or written, between Hologic and Distributor. Any provision of any Distributor purchase documentation which is inconsistent with this Agreement shall be of no force or effect unless specifically agree to by Hologic as follows. This Agreement may not be changed or amended unless in a writing specifically referencing this Agreement, purporting to do so, and signed by both parties.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written by their respective authorized officials.

PHYSICIAN SALES AND SERVICE, INC.   HOLOGIC, INC.


By:   /s/  Douglas J. Harper        By:   /s/  Steve L. Nakashige
     --------------------------        -----------------------------------


Printed Name:  Douglas J. Harper    Printed Name:    Steve L. Nakashige
              --------------------                ------------------------


Title:    Senior Vice President     Title:    President & COO
          ---------------------               ---------------

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

                                   EXHIBIT A


                      SAHARA PRODUCT, DISTRIBUTOR PRICING,
                      ------------------------------------
                               AND PAYMENT TERMS
                               -----------------

SAHARA PRODUCT DESCRIPTION                                     DISTRIBUTOR PRICING
------------------------------------------------------------------------------------------------
Hologic Bone Analyzer Products, utilizing
 ultrasound technology but not x-ray
 technology, currently consisting of:
SAHARA ultrasonic bone densitometers                 SEE PRICE LIST ATTACHED AS EXHIBIT A-1


Notes
-----


1. F.O.B. customer prices include a constructed shipping charge generally reflecting average costs associated with shipment of the products in question to customer sites in the 48 contiguous United States. F.O.B. customer prices for Alaska and Hawaii are available upon request. For F.O.B. Factory purchases, shipping charges will be prepaid and added to invoice and are due upon installation.

2. Delivery:  Normally approximately 60 days following receipt of order.
   Hologic will use reasonable commercial efforts to expedite Distributor orders which request more rapid delivery.

3. Warranty: Customer warranty is twelve (12) months from date of installation. Warranty includes computer and peripheral equipment supplied with system.

4. Customer Installed.   SAHARA Product is to be installed and set up by the
   customer.  Hologic provides written training materials and a videotape.

5. SAHARA Product sold in the U.S. are not authorized for re-export. Warranty and service will be provided in the United States only.


PAYMENT TERMS
-------------

Payment in full (for all product and any shipping services, etc.) due 30 days following delivery.

                                                                  Attachment A-1


SAHARA Prices:
--------------


                               List Price        Dealer Price
                             --------------   -------------------
                                              FOB Customer
Sahara Clinical:             [Language        [Language Deleted
                             Deleted Due      Due To
                             To               Confidential
                             Confidential     Treatment Request.]
                             Treatment
                             Request.]

Sahara Research
with workstation/printer:    [Language        [Language Deleted
                             Deleted Due      Due To
                             To               Confidential
                             Confidential     Treatment Request.]
                             Treatment
                             Request.]

Sahara Research Software:    [Language        [Language Deleted
                             Deleted Due      Due To
                             To               Confidential
                             Confidential     Treatment Request.]
                             Treatment
                             Request.]

NOTES:
------

     Hologic shall also use its best commercial efforts to arrange for Distributor to represent Hologic's SAHARA product line for lease pursuant to Hologic's then-current Fee Per Scan (FPS) lease program, with a commission to be agreed from time to time.


     F.O.B. Customer Prices are quoted on the basis of two day delivery -
     (using air or ground shipment at Hologic's option). Incremental expenses associated with Hologic compliance with any request for any other method of packaging or shipping will be Distributor's sole responsibility.

                                   EXHIBIT B


                          SALES TARGET AND SALES PLAN
                          ---------------------------


                                  SALES TARGET
                                  ------------

For the first two quarters following FDA Approval, the parties shall work together to maximize sales of the SAHARA Product, but there shall be no Sales Target or binding Minimum Sales Target. Beginning with Targets for the third quarter following FDA Approval, unless otherwise mutually agreed, Distributor's initial Sales Target (non-binding) shall be [Language Deleted Due To Confidential Treatment Request.] with a Minimum Sales Target of [Language Deleted Due To Confidential Treatment Request.], provided that the parties shall consult as part of each business review described in Section 4(d) of the Agreement, with respect to the Sales Targets and Minimum Sale Targets for upcoming quarters and endeavor to agree as to any adjustments the above-stated initial Targets to reflect market conditions. Distributor's Sales Target (non-binding) and Minimum Sales Target for the second year following FDA Approval may also be adjusted in this way from the above-stated initial Targets as mutually agreed.

                                   SALES PLAN
                                   ----------

(a) Distributor to assign a team to work with Hologic marketing in support of Sahara introduction. Distributor to provide a training schedule sufficient to ensure complete training of all PSS staff on Sahara prior to launch. Distributor to coordinate special [Language Deleted Due To Confidential Treatment Request.] designed to sell [Language Deleted Due To Confidential Treatment Request.] per branch to the local luminary sites and opinion leaders. Distributor and Hologic shall continue to consult and agree upon, and implement an optimal training program for Distributor's sales staff and subdistributors, which program shall include in-person training by Hologic personnel within an agreed time following commencement of this Agreement, and follow-up training during each year thereafter

(b) Distributor will inform and assign all of its sales personnel and sub-distributors in the Territory to market and sell the SAHARA Product, will provide for appropriate training, and will use its usual marketing efforts to promote the SAHARA Product, including calling on general prospects, and follow-up calls to interested prospects, and participation in significant trade shows aimed at Target Customers in the Territory.

(c) For the duration of this Agreement, Distributor shall designate a full-time SAHARA Product Manager whose assignment will be to oversee distributor's relationship with Hologic under this Agreement, to manage distributor's marketing program for SAHARA Product in the Territory, to serve as the primary contact with Hologic, and to be responsible for compliance with section 4(d) of this Agreement.

(d) Distributor hereby agrees to purchase [Language Deleted Due To Confidential Treatment Request.] Sahara Clinical systems for delivery on or before the date of FDA Approval of the SAHARA Product, for use as field demonstration equipment by Distributor's branches and offices("Demonstration Systems") at a special price of [Language Deleted Due To Confidential Treatment Request.] per system and a total price of [Language Deleted Due To Confidential Treatment Request.] to be paid for as follows: Distributor shall make a downpayment of [Language Deleted Due To Confidential Treatment Request.] within thirty (30) days of FDA Approval to be applied against the total price of [Language Deleted Due To Confidential Treatment Request.] specified above, and representing purchase of [Language Deleted Due To Confidential Treatment Request.] Demonstration Systems. Thereafter, the Dealer Price for each system sold to Distributor pursuant to this Agreement shall be increased by [Language Deleted Due To Confidential Treatment Request.] per system to be applied as a credit against Distributor's remaining balance due (of [Language Deleted Due To Confidential Treatment Request.]), until said balance due is eliminated, and all Demonstration Systems are fully paid for (after [Language Deleted Due To Confidential Treatment Request.] systems are purchased and paid for, representing [Language Deleted Due To Confidential Treatment Request.] times [Language Deleted Due To Confidential Treatment Request.] equaling [Language Deleted Due To Confidential Treatment Request.]). After said balance is eliminated and the total price for all Demonstration Systems is paid, the Dealer Price for each system shall revert to the price stated on Attachment A-1 hereto. If Distributor has not sold sufficient systems subject to the above-described credit within six-months following FDA Approval, it will pay any remaining balance due or return sufficient Demonstration Systems for full credit (at [Language Deleted Due To Confidential Treatment Request.] per system) to eliminate said balance. All returned Demonstration Systems shall be in good order and condition and Distributor shall use its best efforts to also return the carrying case, phantom, and all parts originally delivered. All SAHARA Product purchased pursuant to this Section shall be used solely for marketing and demonstration use, and shall not be sold for six (6) months after purchase.

(e) The parties shall consult and enter into an agreement in accord with the following principles as to continuation of the above-described Demonstration System program for each six-month period following six months following FDA
Approval: Distributor shall maintain an ongoing inventory of at least the number of Demonstration Systems held following six months following FDA Approval, with a goal of at least one (1) Demonstration System per branch. Hologic shall make available special purchase terms for Demonstration Systems in accord with the principles set out in paragraph (d) above, sufficient to permit Distributor to replenish and maintain its ongoing inventory of Demonstration Systems in good working condition. Distributor may purchase reasonable additional quantities of demonstration systems at an additional discount of [Language Deleted Due To Confidential Treatment Request.] off of Hologic's then-current Dealer prices.

(f)  DELETED

(g) Distributor agrees to accumulate a "Sahara prospect database" based upon submission of prospect names by its field staff. Database to be collected prior to Sahara introduction and to be used in product launch marketing activities by Distributor.

(h) Distributor shall provide Hologic with the opportunity to be a "Can-Do" vendor for Distributor's financial year 1998 (beginning 4/1/98) and shall allow Hologic the opportunity to make presentations to its sales force and to showcase its products including an exhibit, if desired, during Distributor's 1998 Sales Meeting, all under conditions and charges to be agreed, and at least as favorable conditions and charges to Hologic as granted to any other vendor selling an equal or lesser dollar volume of product to Distributor.

                                   EXHIBIT C


                               TERM, TERRITORY,
                               ----------------
                    TARGET CUSTOMERS, AND RESERVED CUSTOMERS
                    ----------------------------------------

TERM:  two (2) years from the Date of FDA Approval (See Section 8(a)).


TERRITORY: United States of America, not including its territories or possessions.


TARGET CUSTOMERS: All physicians and chiropractors and their ambulatory care clinics and offices, except RESERVED CUSTOMERS.


RESERVED CUSTOMERS:

Radiologists:     All radiologists and their clinics and offices, and all
                  medical organization controlled and/or administered by radiologists, including clinics and centers providing imaging or mammography which are controlled and/or administered by radiologists.

Hospitals:        Any organization purchasing for the use of a hospital and/or
                  Radiologists, not including purchases for permanent installation or use at (as evidenced by ship-to addresses of) ambulatory care centers and/or physician office sites of primary care (non-Radiologist) physicians and chiropractors.


National Accounts:

The parties understand that Hologic shall have the right to add as National Accounts buying contracts with organizations which may increase Hologic's market acceptance with Reserved Customers, such as hospital chains, group purchasing organizations, physicians groups, and pharmaceutical companies. However, before doing so, Hologic agrees to consult with PSS and discuss any proposals that if accepted, would impact the pricing or sales of products to Target Customers, with the aim of attempting to mutually agree to pricing and terms. In the event that Hologic enters into any such National Account agreement that significantly impacts PSS's available target market, it must also adjust Sales Targets and Minimum Sales Targets to take account thereof.

NOTE: If Distributor wishes to make a sale to Target Customers which involves installation of any SAHARA Product in the office or other facility of a Reserved Customer, it shall first consult with Hologic, and upon Hologic's approval, the parties shall determine how to allocate sales effort and sales prices. If Hologic sells any SAHARA Product for installation in the office or other facility of a Target Customer which does not also include a sale to a Reserved Customer, it shall first consult with Distributor prior to entering into such agreement and agree as to appropriate compensation and revenue recognition, or pay to Distributor an amount equal to the difference between the greater of Hologic's net sales price therefor or [Language Deleted Due To Confidential Treatment Request.], and the Dealer price listed on Exhibit A-1.

                                   EXHIBIT D


                                 HOLOGIC MARKS
                                 -------------
                           (as of date of Agreement)
                           -------------------------



HOLOGIC (logo)

SAHARA


Subject to change and addition of Marks.

                                   EXHIBIT E



               HOLOGIC WARRANTY AND SOFTWARE LICENSE CERTIFICATE
               -------------------------------------------------



                                 TO BE ATTACHED
                                 --------------

                                   EXHIBIT F


                     AGREEMENT RESPECTING DISTRIBUTION OF
                     ------------------------------------
                         SAHARA CONSUMABLES/ACCESSORIES
                         ------------------------------

In addition, Distributor shall have the rights to distribute and sell Sahara Consumables/Accessories pursuant to the terms of this Exhibit F.


1. The term "Sahara Consumables/Accessories" as used in this Exhibit F, shall mean the items described in Exhibit F-1 hereto, which is attached and incorporated herein. Except as modified by this Exhibit F, the term "SAHARA Product" as used in the Agreement shall be read to include Sahara
Consumables/Accessories.


2.   Distribution Rights.   Subject to the terms of this Exhibit F and
notwithstanding anything to the contrary in the Agreement, Hologic hereby grants to Distributor an EXCLUSIVE license to distribute Sahara Consumables/Accessories solely to Target Customers (as described in Exhibit C of the Agreement) in the Territory, provided always that Hologic reserves the right to market, sell and license Sahara Consumables/Accessories directly or indirectly to (a) Reserved Customers and (b)Target Customers to which Hologic has sold any SAHARA Product inside (and outside) of the Territory. Distributor shall not market, sell, license or accept orders from Reserved Customers, or from any customer for installation or use outside of the Territory without the advance written consent of Hologic. Distributor's rights pursuant to this Section may be sublicensed to subdistributors in the Territory only with Hologic's prior written consent, which consent may be withheld for any reason.


3.   Obligations of Distributor.   As these terms are used in the Agreement,
Distributor's Sales Targets and Product Plans with respect to Sahara Consumables/Accessories shall be as set out in Exhibit F-2 hereto. Distributor's turnaround on customer orders for Sahara Consumables/Accessories shall not exceed its average turnaround for other consumable products offered for sale by Distributor. Distributor shall provide Hologic, as part of its quarterly business report with information demonstrating compliance with this provision, and with any customer complaint respecting delivery delays and the parties shall agree upon a joint action plan to remedy any underlying problem.


4.   Forecasts, Prices, Payment, and Shipping.

(a) On or before the date of Distributor's first order of a SAHARA Product or thirty (30) days following FDA approval to market the SAHARA Product in the United States, whichever date is earlier, Distributor shall place the Initial Stocking Order for Sahara

     Consumables/Accessories set out in Exhibit F-2, and provide a forecast for its purchases thereof for each of the following six months ("Rolling Forecast"). On or before the first day of each subsequent calendar quarter, Distributor shall update said Rolling Forecast

(b) Hologic's current Distributor Prices (F.O.B. Waltham) and payment terms are as set forth on Exhibit F-1 hereto. Minimum order quantities and minimum inventory levels shall be as set forth on Exhibit F-2.


5.   Term and Termination.   If (a) Distributor has not met its Sales Target as
specified in Exhibit F-2 for any quarter period, or (b) the parties have not reached agreement as to a joint action plan to remedy delivery problems identified pursuant to Section 3 of this Exhibit F with respect to any prior quarter, the parties shall consult as to the reasons therefor, and for thirty
(30) days following the end of such quarter, Hologic may terminate Distributor's Exclusive right to market, sell and license Sahara Consumables/Accessories pursuant to this Exhibit F upon notice, and may thereafter appoint additional distributors and representatives for Sahara Consumables/Accessories.

Except as expressly provided to the contrary in this Exhibit F, all provisions of the Agreement shall apply to Distributor's activities pursuant hereto


          IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the date of the Agreement of which this Exhibit F is a part.

DISTRIBUTOR  HOLOGIC, INC.


By: ______________________________  By : ___________________________________


Printed Name:  ____________________  Printed Name:  _________________________


Title:  ___________________________  Title:  ________________________________